UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
______________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  February 23, 2009

SHINE MEDIA ACQUISITION CORP.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-52234	20-3086866
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRA Employer Identification No.)

29 Level, Central Plaza, 381 Huai Hai Zhong Road Shanghai 200020 China	N/A
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:

011-86-21- 6391-6188

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events

Shine Media Acquisition Corp. (“Shine”) has established March 10, 2009, as the surrender date for those holders of Shine’s common stock, par value $0.0001 per share, who are entitled to receive the liquidating distribution from Shine’s trust account. Subsequent distributions of cash assets, if any, will be made to the surrendering holders of record on March 10, 2009.

The trustee of Shine’s trust account, Continental Stock Transfer & Trust Company, will make the distribution from the trust account in the amount of approximately $5.81 per share of common stock issued in Shine’s initial public offering, to the holders of record as of the close of business on March 10, 2009, against the surrender of the certificates representing the shares of common stock to Continental Stock Transfer & Trust Company.  Shareholders of Shine should contact their broker to have the shares surrendered, or if shareholders hold the shares in their own name, shareholders need to contact Continental Stock Transfer & Trust Company to ascertain the procedure for surrender and receipt of payment.

No payments or distributions will be made with respect to any of Shine’s outstanding warrants which have become worthless as a result of the liquidation of Shine.  No distributions will be made with respect to the shares owned by Shine’s initial stockholders prior to the initial public offering.

Shine is also taking action to terminate the trading of the common stock, warrants and units on the OTC:BB which will take effect on March 10, 2009, and it is taking action to terminate the reporting obligations of the company under the federal securities laws.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 23, 2009	SHINE MEDIA ACQUISITION CORP.

	By:	/S/ David Y. Chen
Name: David Y. Chen
Title: Chief Executive Officer and President